INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC. ANNOUNCES FOURTH QUARTER AND FULL YEAR 2018 FINANCIAL RESULTS

Indianapolis, IN - March 12, 2019 - Infrastructure and Energy Alternatives, Inc. (NASDAQ: IEA) (“IEA” or the “Company”), a leading construction services company with specialized energy and heavy civil expertise, today announced financial results for the fourth quarter and full year ended December 31, 2018.

Fourth Quarter Highlights

•	Revenue of $275.9 million, up 132% year-over-year

•	Backlog of $2.1 billion at December 31, 2018, up from $1.3 billion at September 30, 2018 and $1.1 billion at December 31, 2017

•	Successful closing on the acquisition of William Charles Construction Group, including Ragnar Benson (“William Charles Construction”)

Full Year Highlights

•	Revenue of $779.3 million, up 71% year-over-year

•	In March of 2018, the Company completed its merger with M III Acquisition Corp. and listed its shares for trading on the Nasdaq Capital Market stock exchange.

•	Successful completion of two transformative acquisitions - Consolidated Construction Solutions (“CCS”) and William Charles Construction, adding revenue for 2018 of $125 million

Management Commentary

JP Roehm, Chief Executive Officer of IEA commented, “2018 was a transformative year for IEA. We became a publicly traded company and a much larger and more diverse engineering and construction services business through the acquisitions of Consolidated Construction Services and William Charles Construction. These acquisitions significantly expanded the breadth and depth our civil and environmental engineering practice, adding new end- markets in infrastructure, industrial and rail, expanding our geographic footprint and increasing the number and mix of projects in our backlog. Importantly, they were consistent with our stated goals of scaling and diversifying IEA through selective, strategic M&A transactions.”

Mr. Roehm continued, “2018 also had its challenges. Specifically, multiple severe weather events had a significant impact on the construction of six of our nine major wind projects that were under construction in 2018, across three states. As previously announced, this caused our fourth quarter and full year financial results to fall short of our expectations. We don’t anticipate any additional construction risk on these projects which are all now in late stages of completion and we are collecting and continuing to collect on change orders relating to force majeure provisions of the contracts relating to certain of these projects.”

“We are excited about 2019. We are no longer just a wind and renewables business and enter the new year as a stronger and more diversified engineering and construction services company, with all of our businesses performing well. We have a record level of backlog and a strong pipeline of new opportunities and our acquisitions are on track to achieve our anticipated revenue and synergies. Our top priorities for the year ahead include driving organic growth, operational excellence and collaboration across our newly scaled and diversified platform. Finally, the diversification created by our acquisitions should help mitigate the effects of severe weather patterns in the future. All of this gives us confidence that our 2019 guidance is achievable,” Mr. Roehm concluded.

Fourth Quarter Results

Revenue for the fourth quarter 2018 totaled $275.9 million, up $157.1 million, or 132%, from the fourth quarter of 2017. The increase was primarily due to the inclusion of $125.0 million from our acquired businesses, as well as an increase in revenues in our renewable energy business as we had more projects under construction compared to the prior year.

Cost of revenue totaled $285.1 million, an increase of $185.7 million, or 187%, compared to the same period in 2017. The increase was primarily due to the larger volume of business in the quarter, as well as an estimated $35.8 million of costs associated with additional labor, equipment and material due to the extreme weather conditions that impacted the construction of six wind projects across South Texas, Iowa, and Michigan.

Gross profit was negative $9.2 million for the quarter, as compared to $19.4 million in the fourth quarter of 2017. The decrease in gross profit was primarily driven by the additional expenses related to the six wind projects mentioned above.

Selling, general and administrative expenses were $29.1 million for the fourth quarter, an increase of $19.5 million, or 203% year-over-year. SG&A expenses were 10.6% of revenue in the fourth quarter of 2018, compared to 8.1% in the same period in 2017. The increase in SG&A expenses was primarily driven by $8.2 million of acquisition related expenses, $7.1 million of SG&A expenses from our acquired businesses and to a lesser extent staffing related expenses due to higher project volume.

Other income in the fourth quarter of 2018, included $46.3 million which was an adjustment to the fair value of contingent consideration incurred in connection with the merger. The merger agreement required the Company to issue additional shares of our common stock to the seller if certain adjusted EBITDA targets for 2018 and 2019 were achieved.  The liability for the estimated contingent consideration was reduced from $69.4 million estimated at March 26, 2018 (the date of the merger) to a $23.1 million at December 31, 2018.

Net income for the fourth quarter was $11.0 million, compared to $2.4 million for the same period in 2017.

Adjusted EBITDA for the quarter was a loss of $18.8 million, compared to positive adjusted EBITDA of $16.5 million for the fourth quarter of 2017. The year-over-year decrease in adjusted EBITDA was primarily due to the additional costs related to the six wind projects mentioned above.

Balance Sheet

As of December 31, 2018, the Company had approximately $72 million of liquidity between cash and revolver availability. The Company also had $63.5 million of capital lease obligations. By the end of the 1st quarter of 2019, the Company expects to complete a sales leaseback transaction on certain equipment that will generate $25.0 million of additional liquidity.

Backlog

Backlog as of December 31, 2018 totaled $2.1 billion, up from $1.3 billion at the end of the third quarter 2018 and up from $1.1 billion at December 31, 2017.

We define “backlog” as the amount of revenue we expect to realize from the uncompleted portions of existing construction contracts, including new contracts under which work has not begun and awarded contracts for which the definitive project documentation is being prepared, as well as revenue from change orders and renewal options.

2019 Outlook

We are now a significantly larger and more diversified engineering and construction business with niche market positions in large and growing markets. The Company remains confident in its long-term growth outlook driven primarily by its strong existing backlog, growing pipeline of opportunities and continued strength across all of its end markets.

For the full year 2019, we anticipate revenues in the range of $1.0 billion to $1.2 billion and Adjusted EBITDA to be in the range of $90 million to $110 million. For a reconciliation of Adjusted EBITDA and discussion of further adjustments for cost savings and synergies, please see the appendix to this release.

Conference Call

IEA will hold a conference call to discuss its fourth quarter 2018 results on Tuesday, March 12, 2019 at 11:00 a.m. EST. To join the conference call, please dial (877) 407-0784 (domestic) or (201) 689-8560 (international) and ask for Infrastructure and Energy Alternatives’ Fourth Quarter 2018 Conference Call. To listen via the Internet, please visit the investor section of the Company’s website at www.iea.net at least 15 minutes prior to the start of the call to download and install any necessary audio software. The conference call webcast will also be archived on the Company’s website for thirty days or by dialing 844-512-2921 and providing the replay pin number: 13687085.

About IEA

Infrastructure and Energy Alternatives, Inc. (IEA) is a leading infrastructure construction company with specialized energy and heavy civil expertise. Headquartered in Indianapolis, Indiana, with operations throughout the country, IEA’s service offering spans the entire construction process. The company offers a full spectrum of delivery models including full engineering, procurement, and construction (EPC), turnkey, design-build, balance of plant (BOP), and subcontracting services. IEA is one of three Tier 1 wind energy contractors in the United States and has completed more than 200 wind and solar projects across North America. In the heavy civil space, IEA offers a number of specialty services including environmental remediation, industrial maintenance, specialty transportation infrastructure and other site development for public and private projects. For more information, please visit IEA’s website at www.iea.net or follow IEA on Facebook, LinkedIn and Twitter for the latest company news and events.

Forward Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The forward-looking statements can be identified by the use of forward-looking terminology including “may,” “should,” “likely,” “will,” “believe,” “expect,” “anticipate,” “estimate,” “forecast,” “seek,” “target,” “continue,” “plan,” “intend,” “project,” or other similar words. All statements, other than statements of historical fact included in this Annual Report, regarding expectations for future financial performance, business strategies, expectations for our business, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans, objectives and beliefs of management are forward-looking statements. These forward-looking statements are based on information available as of the date of this release and our management’s current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurance that such expectations will prove correct. Forward-looking statements should not be relied upon as representing our views as of any subsequent date. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•
the “Risk Factors” described in our Proxy Statement on Schedule 14A filed on February 9, 2018 and in our latest Annual Report on Form 10-K, and in our quarterly reports, other public filings and press releases;

•	the timing and extent of fluctuations in geographic, weather and operational factors affecting our customers, projects and the industries in which we operate;

•	our ability to identify acquisition candidates, integrate acquired businesses and realize upon the expected benefits of the acquisition of CCS and William Charles;

•	consumer demand;

•	our ability to grow and manage growth profitably;

•	availability of commercially reasonable and accessible sources of liquidity;

•	the possibility that we may be adversely affected by economic, business, and/or competitive factors;

•	market conditions, technological developments, regulatory changes or other governmental policy uncertainty that affects us or our customers;

•
our ability to manage projects effectively and in accordance with management estimates, as well as the ability to accurately estimate the costs associated with our fixed price and other contracts, including any material changes in estimates for completion of projects;

•
the effect on demand for our services and changes in the amount of capital expenditures by customers due to, among other things, economic conditions, commodity price fluctuations, the availability and cost of financing, and customer consolidation;

•	the ability of customers to terminate or reduce the amount of work, or in some cases, the prices paid for services, on short or no notice;

•	customer disputes related to the performance of services;

•	disputes with, or failures of, subcontractors to deliver agreed-upon supplies or services in a timely fashion;

•	our ability to replace non-recurring projects with new projects;

•	the impact of U.S. federal, local, state, foreign or tax legislation and other regulations affecting the renewable energy industry and related projects and expenditures;

•	the effect of state and federal regulatory initiatives, including costs of compliance with existing and future safety and environmental requirements;

•	fluctuations in maintenance, materials, labor and other costs; and

•	our beliefs regarding the state of the renewable wind energy market generally.

We do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
Contact

Andrew Layman	Financial Profiles, Inc.
Chief Financial Officer	Larry Clark, Senior Vice President
Andrew.Layman@iea.net	lclark@finprofiles.com
765-828-2580	310-622-8223

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC
Condensed Consolidated Statement of Operations
($ in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		For the Years Ended
	December 31,		December 31,
	2018	2017	2018	2017
Revenue	$275,856	$118,821	$779,343	$454,949
Cost of revenue	285,052	99,372	747,817	388,928
Gross profit	(9,196)	19,449	31,526	66,021

Selling, general and administrative expenses	29,140	9,590	72,262	33,543
Income (loss) from operations	(38,336)	9,859	(40,736)	32,478

Other income (expense), net:
Interest expense, net	(8,120)	(797)	(12,080)	(2,201)
Contingent consideration fair value adjustment	46,291	—	46,291	—
Other income (expense)	(325)	(935)	(2,173)	111
Income (loss) before benefit (provision) for income taxes	(490)	8,127	(8,698)	30,388

Benefit (provision) for income taxes	11,475	(5,735)	12,942	(13,863)

Net income	$10,985	$2,392	$4,244	$16,525

Net income (loss) per common share - basic (1)	(1.63)	0.11	(2.01)	0.77
Net income (loss) per common share - diluted (1)	(1.63)	0.11	(2.01)	0.77
Weighted average shares - basic and diluted	21,928,029	21,577,650	21,665,965	21,577,650

(1) See reconciliation of basic and diluted earnings per share below.

The calculations of basic and diluted EPS, are as follows:

	Three Months Ended		For the Years Ended
	December 31,		December 31,
($ in thousands, except per share data)	2018	2017	2018	2017
Numerator:
Net income	$10,985	$2,392	$4,244	$16,525
Less: Convertible preferred share dividends	(525)	—	(1,597)	—
Less: Contingent consideration fair value adjustment	(46,291)	—	(46,291)	—
Net income (loss) available to common stockholders	$(35,831)	$2,392	$(43,644)	$16,525

Denominator:
Weighted average common shares outstanding - basic and diluted(1)	21,928,029	21,577,650	21,665,965	21,577,650

Anti-dilutive:
Convertible preferred shares	3,902,045	—	3,100,085	—
RSUs	237,782	—	59,445	—

Net income (loss) per common share - basic and diluted	$(1.63)	$0.11	$(2.01)	$0.77
Net income (loss) per common share - diluted	$(1.63)	$0.11	$(2.01)	$0.77
(1) The contingent earn-out shares were not included at December 31, 2018.

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC
Consolidated Balance Sheets
($ in thousands, except per share data)
(Unaudited)

	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$71,311	$4,877
Accounts receivable, net	225,366	60,981
Costs and estimated earnings in excess of billings on uncompleted contracts	47,121	18,613
Prepaid expenses and other current assets	12,864	862
Total current assets	356,662	85,333

Property, plant and equipment, net	176,178	30,905
Intangible assets, net	50,874	69
Goodwill	40,257	3,020
Company-owned life insurance	3,854	4,250
Deferred income taxes	11,215	3,080
Other assets	188	46
Total assets	$639,228	$126,703

Liabilities, Preferred Stock and Stockholders' Deficit
Current liabilities:
Accounts payable	$158,075	$23,880
Accrued liabilities	94,059	46,150
Billings in excess of costs and estimated earnings on uncompleted contracts	62,234	7,398
Current portion of capital lease obligations	17,615	4,691
Line of credit - short-term	—	33,674
Current portion of long-term debt	32,580	—
Total current liabilities	364,563	115,793

Capital lease obligations, less current portion	45,912	15,899
Long-term debt, less current portion	295,727	—
Deferred compensation	6,157	5,030
Contingent consideration	23,082	—
Total liabilities	735,441	136,722

Commitments and contingencies:

Preferred stock, $0.0001 par value per share; 1,000,000 shares authorized; 34,965 and 0 shares issued and outstanding at December 31, 2018 and 2017, respectively	34,965	—

Stockholders' equity (deficit):
Common stock, $0.0001 par value per share; 100,000,000 shares authorized; 22,155,271 and 21,577,650 shares issued and outstanding at December 31, 2018 and 2017, respectively	2	2
Additional paid-in capital	4,751	—
Accumulated deficit	(135,931)	(10,021)
Total stockholders' deficit	(131,178)	(10,019)
Total liabilities, preferred stock and stockholders' deficit	$639,228	$126,703

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC
Consolidated Statements of Cash Flows
($ in thousands)
(Unaudited)

	Year Ended December 31,
	2018	2017	2016
Cash flows from operating activities:
Net income	$4,244	$16,525	$65,538
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	16,699	5,044	3,443
Contingent consideration fair value adjustment	(46,291)	—	—
Amortization of debt discounts and issuance costs	1,321	—	—
Loss on extinguishment of debt	1,836	—	—
Interest accrual on subordinated debt	—	—	1,862
Share-based compensation expense	1,072	53	161
Deferred compensation	(482)	944	(446)
Allowance for doubtful accounts	(174)	81	(11,942)
Deferred income taxes	(12,017)	11,451	(14,687)
Other, net	1,034	(244)	(847)
Changes in operating assets and liabilities:
Accounts receivable	(36,430)	8,915	(21,089)
Costs and estimated earnings in excess of billings on uncompleted contracts	(2,901)	(4,470)	2,093
Prepaid expenses and other assets	(2,123)	587	(539)
Accounts payable and accrued liabilities	95,398	(27,212)	17,862
Billings in excess of costs and estimated earnings on uncompleted contracts	25,832	(20,783)	12,182
Net cash provided by (used in) operating activities	47,018	(9,109)	53,591
Cash flows from investing activities:
Company-owned life insurance	396	(2,036)	(514)
Purchases of property, plant and equipment	(4,230)	(2,248)	(2,821)
Proceeds from sale of property, plant and equipment	690	776	335
Acquisition of businesses, net of cash acquired	(166,690)	—	—
Net cash used in investing activities	(169,834)	(3,508)	(3,000)
Cash flows from financing activities:
Proceeds from long-term debt and line of credit - short-term	497,272	33,674	—
Payments on long-term debt	(155,359)	—	—
Payments on line of credit - short-term	(38,447)	—	(27,946)
Extinguishment of debt	(53,549)	—	—
Debt financing fees	(26,641)	—	—
Payments on capital lease obligations	(7,138)	(3,049)	(1,671)
Distributions	—	(34,738)	—
Preferred dividends	(1,072)	—	—
Merger recapitalization transaction	(25,816)	—	—
Net cash provided by (used in) financing activities	189,250	(4,113)	(29,617)
Effect of currency translation on cash	—	—	633
Net change in cash and cash equivalents	66,434	(16,730)	21,607
Cash and cash equivalents, beginning of the period	4,877	21,607	—
Cash and cash equivalents, end of the period	$71,311	$4,877	$21,607

Non-U.S. GAAP Financial Measures

We define EBITDA as net income (loss), determined in accordance with GAAP, for the period presented, before depreciation and amortization, interest expense and provision (benefit) for income taxes. We define Adjusted EBITDA as net income (loss) plus depreciation and amortization, interest expense, provision (benefit) for income taxes, restructuring expenses, acquisition or disposition related expenses, non-cash stock compensation expense, and certain other non-cash charges, unusual, non-operating or non-recurring items and other items that we believe are not representative of our core business or future operating performance.

Adjusted EBITDA is a supplemental non-GAAP financial measure and, when considered along with other performance measures, is a useful measure as it reflects certain drivers of the business, such as revenue growth and operating costs. We believe Adjusted EBITDA can be useful in providing an understanding of the underlying operating results and trends and an enhanced overall understanding of our financial performance and prospects for the future. While Adjusted EBITDA is not a recognized measure under GAAP, management uses this financial measure to evaluate and forecast business performance. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income as it does not consider certain requirements, such as capital expenditures and depreciation, principal and interest payments, and tax payments. Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation.

The presentation of non-GAAP financial information should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

The following table outlines the reconciliation from net income (loss) to Adjusted EBITDA for the periods indicated:

	Three Months Ended		For the Years Ended
(in thousands)	December 31,		December 31,
	2018	2017	2018	2017
Net income (loss)	$10,985	$2,392	$4,244	$16,525
Interest expense, net	8,120	797	12,080	2,201
Provision (benefit) for income taxes	(11,475)	5,735	(12,942)	13,863
Depreciation and amortization	10,108	1,510	16,699	5,044
EBITDA	17,738	10,434	20,081	37,633
Transaction costs (1)	—	—	8,521	—
Diversification SG&A (2)	972	1,143	3,868	3,825
Credit support fees (3)	—	322	231	1,535
Consulting fees & expenses (4)	5	4,580	438	4,799
Non-cash stock compensation expense (5)	572	13	1,072	53
Merger and acquisition costs (6)	8,190	—	15,792	—
Loss on debt extinguishment (7)	—	—	1,835	—
Full year impact of 2017 capital leasing programs (8)	—	—	—	4,700
Settlement of customer project dispute (9)	—	—	8,500	—
Contingent consideration fair value adjustment (10)	(46,291)	—	(46,291)	—
Adjusted EBITDA	$(18,814)	$16,492	$14,047	$52,545

(1)
Transaction costs include legal, consulting, filing and other costs associated with the acquisition of IEA Energy Services by MIII Acquisition Corp. and the subsequent public listing of IEA securities on the NASDAQ stock exchange.

(2)
Diversification selling, general and administrative reflects the costs, including recruiting, compensation and benefits for additional personnel, associated with IEA beginning to expand into electrical transmission work and corresponding services, which were historically subcontracted to third parties. These costs currently did not have corresponding revenue in fiscal year 2018.

(3)	Credit support fees reflect payments to Oaktree for its guarantee of certain borrowings, which guarantees did not continue post-combination.

(4)	Consulting fees and expenses represents consulting and professional fees and expenses in connection with the merger with MIII Acquisition Corp.

(5)	Non-cash stock compensation expenses.

(6)	Merger and acquisition costs include legal, consulting, travel and other costs associated with acquisition activity.

(7)	Expense of previously deferred financing fees in connection with refinancing the Company's credit facility in September 2018.

(8)
Reflects the annualization of the impact on EBITDA of the capital leasing program for cranes and yellow iron, which was implemented in 2017, consisting of a (i) positive adjustment due to the elimination of cost of revenue attributable to operating lease payments, (ii) reduction in cost of revenue due to estimated and operational efficiencies resulting from the program, and (iii) representing a pro rata portion of the estimated gain due to estimated future residual value exceeding depreciated carrying value on the sale of the leased assets following the 48 month term of the lease.

(9)
Settlement of customer project dispute-related to a dispute regarding the costs to be incurred to complete a project and the loss of revenue related to unbilled change orders. The three and twelve months ended December 31, 2018, regarding the costs to finish the project were $0 and $5.6 million respectively. The loss of revenue related to unbilled changed orders for the three and twelve months ended December 31, 2018, was $0 and $2.9 million, respectively. The add back reflects the associated negative impact to gross margin. While IEA believed it had a strong legal position to support the charges, management determined that it was in the best interests of the Company to settle the dispute, retain the important customer relationship and secure the award of an additional Wind energy project with the customer, which will be built in 2018.

(10)
Reflects a $46.3 million adjustment to the fair value of its contingent consideration incurred in connection with the Merger. The merger agreement required the Company to issue additional shares of our common stock to the Seller if certain EBITDA targets for 2018 and 2019 were achieved. The Company may be required to issue additional such shares with the amount to depend on whether the 2019 EBITDA target is met.

The following table outlines the reconciliation from 2019 projected net income to 2019 projected Adjusted EBITDA for the periods indicated using relevant estimated figures:

	Guidance
	For the year ended December 31, 2019
(in thousands)	Low Estimate	High Estimate
Revenue	$1,000,000	$1,200,000

Net income	$6,000	$11,600

Interest expense, net	26,000	31,000
Depreciation and amortization	49,000	55,100
Provision for income taxes	2,200	4,300
EBITDA	83,200	102,000

EBITDA Margin	8.3%	8.5%

Non-cash stock compensation expense (1)	4,000	4,400
Merger and acquisition costs (2)	2,800	3,600
Adjusted EBITDA	$90,000	$110,000

% Adjusted EBITDA Margin	9.0%	9.2%

(1)	Non-cash stock compensation expenses.

(2)	Merger and acquisition costs include legal, consulting, travel and other costs associated with acquisition activity.